Exhibit 10.11.4

UNITED FINANCIAL BANCORP, INC.
UNITED BANK

Amended and Restated Employment Agreement for William H.W. Crawford, IV

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made this 20th day of November, 2017, effective on the Effective Date defined below, by and among UNITED FINANCIAL BANCORP, INC., a Connecticut corporation (the “Company”), UNITED BANK, a Connecticut savings bank and a wholly-owned subsidiary of the Company (the “Bank”) (the Company and Bank are hereinafter collectively referred to as the “Employers”), and William H.W. Crawford, IV (“Executive”).
WITNESSETH
WHEREAS, the Employers previously entered into an Employment Agreement with Executive, dated as of November 14, 2013 (the “Prior Agreement”);
WHEREAS, the Employers desire to continue to obtain the benefits of the Executive’s knowledge, skills, and experience;
WHEREAS, the Employers desire to offer the Executive an amendment of the terms and conditions of the Prior Agreement, which is embodied in the terms and conditions of this Agreement as provided herein; and
WHEREAS, the Employers and Executive desire to enter into this Agreement to set forth the rights, duties, benefits and obligations with respect to the continued employment of Executive as Chief Executive Officer and President of the Employers under the terms and conditions herein provided.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which the Employers and Executive each hereby acknowledge, the Employers and Executive hereby agree as follows:

1.	Employment.

Each of the Employers hereby agree to continue to employ Executive as its Chief Executive Officer and President (with the principal executive duties set forth below in Section 3), and Executive hereby agrees to accept such employment and serve in such capacities, during the Term as defined in Section 2 (subject to Section 7(b) and 7(c)) and upon the terms and conditions set forth in this Agreement.

2.	Term.

The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on November 20, 2017 (the “Effective Date”) and ending on the first anniversary of the said Effective Date, and any period of extension thereof in accordance with this Section 2, except that the Term will end at a date, prior to the end of such period or extension thereof, specified in Section 6 or 7 in the event of termination of Executive’s employment. This Agreement shall automatically renew for one (1) year periods if Executive is not then in breach of the Agreement and if a party hereto has not given a written notice of non-renewal at least ninety (90) days prior to the expiration of the then current Term. If the Term (including any period of extension thereof in accordance with this Section 2) is not extended by the Employers, then Executive shall be paid a severance payment as described in Section 7(b) with respect to termination by Executive for Good Reason prior to or more than two years after a Change of Control at a two and one-quarter times (2.25) multiplier.

The foregoing notwithstanding, in the event there occurs a Potential Change in Control during the Term, the Term shall be extended automatically until the day after the earlier of: (a) the second anniversary of the date the Change in Control is consummated; or (b) the later of (i) the date the Change in Control contemplated by the Potential Change in Control is fully and finally abandoned and (ii) the expiration of the then-current Term, as renewed in accordance with this Section 2.

3.	Offices and Duties.

The provisions of this Section 3 will apply during the Term, except as otherwise provided in Section 7(b) or 7(c):
(a)Generally. Executive shall, as set forth in Section 1, serve as the Chief Executive Officer and President of the Employers. Executive shall, in collaboration with the Boards of Directors of the Employers (the “Boards”), define and articulate the strategic direction of the Employers; shall develop and execute operating plans to support this strategic direction; and shall execute and monitor strategies for ensuring and enhancing the long-term financial viability of the Employers.  He shall have and perform such duties, responsibilities, and authorities as are prescribed by or under the Bylaws of the Employers and as are customarily associated with such position or, irrespective of the office, title or other designation, if any, a position with responsibilities and powers substantially identical to such position with the Employers. In addition, Executive shall have and perform such additional duties, responsibilities, and authorities consistent with the office of Chief Executive Officer and President as may be from time to time assigned by the Boards based on their assessment of the business needs of the Employers, and the Employers reserve their rights to change or modify these assignments and any positions and titles associated therewith.

(b)Directorship.  In addition, Executive shall continue as a Director of each of the Boards following the Effective Date, and shall be nominated for re-election to each of the Boards during the Term, subject to the respective Board’s fiduciary duties. Executive agrees that he shall be deemed to have resigned as a member of the Boards, in the event his employment under this Agreement terminates for any reason, effective as of the date of such termination.

(c)Commitment. Executive shall devote his full business time and attention, and his best efforts, abilities, experience, and talent, to the position of Chief Executive Officer and President and other assignments hereunder, and for the business of the Employers, without commitment to other business endeavors, except that Executive (i) may make personal investments which are not in conflict with his duties to the Employers and manage personal and family financial and legal affairs, (ii) may undertake public speaking engagements, and (iii) may, with prior written consent of the Chairman of the Boards, serve as a director of (or similar position with) any other business or an educational, charitable, community, civic, religious, or similar type of organization, so long as such activities (i.e., those listed in clauses (i) through (iii)) do not preclude or render unlawful Executive’s employment or service to the Employers or otherwise materially inhibit the performance of Executive’s duties under this Agreement or materially impair the business of the Employers or their affiliates.

(d)Place of Employment. Executive’s principal place of employment shall be at the administrative offices of the Bank or other location as agreed by the Executive and the Boards.

4.	Salary and Annual Incentive Compensation.

As partial compensation for the services to be rendered hereunder by Executive, the Bank agrees to pay to Executive during the Term the compensation set forth in this Section 4.
(a)Base Salary. The Bank will pay to Executive during the Term a base salary, the annual rate of which shall initially be $639,600, payable in accordance with the Bank’s usual payroll practices with respect to senior executives (except to the extent deferred under Section 5(c)). Executive’s annual base salary shall be reviewed by the Compensation Committee or its successor (the “Committee”) of the Boards at least once in each calendar year, and may be increased above, but may not be reduced below, the then-current rate of such base salary. For purposes of this Agreement, “Base Salary” means Executive’s then-current base salary.

(b)Annual Incentive Compensation. The Bank will pay to Executive during the Term annual incentive compensation which shall offer to Executive an opportunity to earn additional compensation based upon performance in amounts determined by the Committee in accordance with the applicable plan and consistent with past practices of the Bank, with the nature of the performance and the levels of performance triggering payments of such annual target incentive compensation for each year to be established and communicated to Executive during the first quarter of such year by the Committee. In addition, the Committee may determine, in its discretion, to provide an additional annual incentive opportunity, in excess of the annual target incentive opportunity, payable for performance in excess of or in addition to the performance required for payment of the annual target incentive amount. Any annual incentive compensation payable to Executive shall be paid in accordance with the applicable plan (except to the extent deferred under Section 5(c)).

5.	Long-Term Compensation, Including Stock Plan Awards, Benefits, Deferred Compensation, and Expense Reimbursement.

(a)Executive Compensation Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in executive compensation plans and programs intended for general participation by senior executives of the Bank, as presently in effect or as they may be modified or added to by the Bank from time to time, subject to the eligibility and other requirements of such plans and programs, including without limitation any stock option plans, plans under which restricted stock/restricted stock units, performance-based restricted stock/restricted stock units or performance-accelerated restricted stock/restricted stock units (collectively, “stock plans”) may be awarded, other annual and long-term cash and/or equity incentive plans, and deferred compensation plans. The Bank makes no commitment under this Section 5(a) to provide participation opportunities to Executive in all plans and programs or at levels equal to (or otherwise comparable to) the participation opportunity of any other executive.

(b)Employee and Executive Benefit Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in employee and executive benefit plans and programs of the Bank, as presently in effect or as they may be modified or added to by the Bank from time to time, subject to the eligibility and other requirements of such plans and programs, including without limitation plans providing pensions, supplemental pensions, supplemental and other retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, as well as savings, profit-sharing, and stock ownership plans. The Bank makes no commitment under this Section 5(b) to provide participation opportunities to Executive in all benefit plans and programs or at levels equal to (or otherwise comparable to) the participation opportunity of any other executive.
In furtherance of and not in limitation of the foregoing, during the Term:
(i)Executive will participate as Chief Executive Officer and President in all executive and employee vacation and time-off programs;

(ii)The Bank will provide Executive with coverage as Chief Executive Officer and President with respect to long-term disability insurance;

(iii)Executive will be covered by Bank-paid group term life insurance; and

(iv)Executive shall be entitled to participate in a supplemental executive retirement plan (the “SERP”) in accordance with such terms as the Committee shall determine based on emerging and best practices. In addition, subject to meeting eligibility requirements, Executive shall be entitled to participate in the Supplemental Savings and Retirement Plan.

(c)Deferral of Compensation. If the Bank has in effect or adopts any deferral program or arrangement permitting executives to elect to defer any compensation, Executive will be eligible to participate in such program. Any plan or program of the Bank which provides benefits based on the level of salary, annual incentive, or other compensation of Executive shall, in determining Executive’s benefits, take into account the amount of salary, annual incentive, or other compensation prior to any reduction for voluntary contributions made by Executive under any deferral or similar contributory plan or program of the Bank (excluding compensation that would not be taken into account even if not deferred), but shall not treat any payout or settlement under such a deferral or similar contributory plan or program to be additional salary, annual incentive, or other compensation for purposes of determining such benefits, unless otherwise expressly provided under such plan or program.

(d)Company Registration Obligations. The Company will use its best efforts to file with the Securities and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements registering under the Securities Act of 1933, as amended (the “1933 Act”), the offer and sale of shares by the Company to Executive pursuant to stock options or other equity-based awards granted to Executive under Company plans or otherwise or, if shares are acquired by Executive in a transaction not involving an offer or sale to Executive but resulting in the acquired shares being “restricted securities” for purposes of the 1933 Act, registering the reoffer and resale of such shares by Executive.

(e)Reimbursement of Expenses. The Bank will promptly reimburse Executive for all reasonable business expenses and disbursements incurred by Executive in the performance of Executive’s duties during the Term in accordance with the Bank’s reimbursement policies as in effect from time to time.

(f)Club Dues. The Bank shall reimburse Executive or pay for the cost of one individual membership at a country club determined by the Bank in its discretion for use by Executive, including all membership bonds or surety, initiation or membership fees, annual dues, capital assessments and all business-related expenses incurred at such club. Executive shall not be entitled to a tax gross-up for reimbursements or payments under this Section 5(f).

(g)Car Allowance. The Bank shall provide Executive with a car allowance of up to a maximum amount of $750 per month during the Term. The car allowance shall be used to pay for the costs associated with the Executive’s primary automobile; including but not limited to, lease payments, insurance, registration, and maintenance costs. Executives shall not be entitled to a tax gross-up for the allowance under this Section 5(g).

(h)Limitations Under Code Section 409A. The reimbursements and benefits provided under this Section 5 shall be subject to the provisions of Section 7(d) of this Agreement. Anything in this Section 5 to the contrary notwithstanding, with respect to any payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 7(d) of this Agreement (relating to the six-month delay in payment of certain benefits to Specified Employees as required by Section 409A of the Code), the Bank will adjust the payment in accordance with Section 7(d)(viii) of this Agreement.

6.	Termination Due to Retirement, Death, or Disability.

(a)Benefits upon a Termination Due to Retirement, Death or Disability. In the event the Executive’s employment is terminated due to Retirement, death or by the Employers due to Disability, the Term will terminate, all obligations of the Employers and Executive under Sections 1 through 5 of this Agreement will immediately cease except for obligations which expressly continue after termination of employment due to Retirement, death, or Disability, and the Bank will pay Executive (or Executive’s beneficiary or estate), at the time specified in Section 6(b), and Executive (or Executive’s beneficiary or estate) will be entitled to receive, the following:

(i)Executive’s Compensation Accrued at Termination;

(ii)In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a lump sum amount equal to the portion of annual incentive compensation that would have become payable in cash to Executive for that year if his employment had not terminated, based on performance actually achieved in that year (determined by the Committee following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

(iii)The vesting and exercisability of stock options held by Executive at termination and all other terms of such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(iv)All restricted stock and deferred stock awards, including outstanding stock plan awards, all other long-term incentive awards, and all deferral arrangements under Section 5(c), shall be governed by the plans and programs under which the awards were granted or governing the deferral, and all rights under the SERP and any other benefit plan shall be governed by such plans (including, if applicable, disability benefits which shall be payable in accordance with the Bank’s plans, programs and policies, including the SERP), except that, upon termination of employment by the Employers due to Disability, any performance objectives upon which the earning of performance-based restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards is conditioned shall be deemed to have been met at target level at the date of termination, and restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards (to the extent then or previously earned, in the case of performance-based awards) shall become fully vested and non-forfeitable at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(v)Upon Retirement or termination of Executives’ employment by the Employers due to Disability, if Executive is not eligible for retiree coverage under the Bank’s health plan (the “Health Plan”) or Medicare and provided that Executive shall be and remain in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive a lump sum amount equal on an after-tax basis to the Present Value of the total cost of medical coverage under the Health Plan that would have been incurred by both Executive and the Bank on behalf of Executive (and his spouse and eligible dependents, if any, for whom coverage had been provided under the Health Plan immediately prior to Executive’s Retirement or termination of employment) from the date of Executive’s Retirement or termination of employment until Executive’s attainment of Social Security retirement age had Executive remained employed by the Bank during such period, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year of Executive’s Retirement or termination of employment by the Employers due to Disability. Such lump sum amount shall be calculated by an actuary selected by the Bank and paid in cash at the time specified in Section 6(b). Such amount shall not be subject to reduction or forfeiture by reason of any coverage for which Executive may thereafter become eligible by reason of subsequent employment or otherwise. In addition, upon termination of employment by the Employers due to Disability and provided that Executive shall be and remain in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive at the time specified in Section 6(b) a lump sum amount equal on an after-tax basis to the Present Value of the sum of (A) the amount that Executive and the Bank would have paid, had he remained employed, for coverage under the Bank’s group long-term disability policy from the date of Executive’s termination of employment until Executive’s attainment of Social Security retirement age, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred; and (B) the amount that Executive and the Bank would have paid to continue Executive’s group life insurance coverage, had he remained employed, from the date of Executive’s termination of employment until Executive’s attainment of Social Security retirement age, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred.

(vi)If, following Executive’s termination of employment due to Executive’s death, Executive’s surviving spouse (and eligible dependents, if any) elects continued coverage under the Health Plan in accordance with the applicable provisions of COBRA, the Bank shall pay to Executive’s surviving spouse (and eligible dependents, if any) on a monthly basis during such COBRA continuation period and in accordance with Section 7(d) of this Agreement an amount equal on an after-tax basis to the total cost of such coverage. No further benefits shall be paid under this Section after the expiration of the maximum COBRA continuation period available to Executive’s surviving spouse (and eligible dependents, if any).

(b)Terms of Payment Following Retirement, Death, or Disability. Nothing in this Section 6 shall limit the benefits payable or provided in the event Executive’s employment terminates due to Retirement, death, or Disability under the terms of plans or programs of the Bank more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 6 (except in the case of annual incentives in lieu of which amounts are paid hereunder), including plans and programs adopted after the date of this Agreement. Amounts payable under this Section 6 following Executive’s termination of employment, other than those expressly payable following determination of performance for the year of termination for purposes of annual incentive compensation or otherwise expressly payable on a deferred basis, will be paid in the payroll period next following the payroll period in which termination of employment occurs; subject, however, to the provisions of Section 7(d) of this Agreement relating to the six-month delay in payment of certain benefits to Specified Employees as required by Section 409A of the Code.

7.	Termination of Employment For Reasons Other Than Retirement, Death or Disability.

(a)Termination by the Bank for Cause or by the Executive other than for Good Reason. The Employers may terminate the employment of Executive hereunder for Cause at any time and Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason at any time upon 90 days’ written notice to the Bank. An election by Executive not to extend the Term pursuant to Section 2 hereof shall be deemed to be a termination of employment by Executive for reasons other than Good Reason at the date of expiration of the Term; provided, however, that, if Executive has attained age 60 at such date of termination by the Executive other than for Good Reason, such termination shall be deemed a Retirement of Executive, which shall instead be governed by Section 6(a) above. At the time Executive’s employment is terminated for Cause or by Executive other than for Good Reason, the Term will terminate, all obligations of the Employers and Executive under Sections 1 through 5 of this Agreement will immediately cease (except for obligations which continue after such termination of employment as expressly provided herein), and the Bank will pay Executive at the time specified in Section 7(d), and Executive will be entitled to receive, the following:

(i)Executive’s Compensation Accrued at Termination;

(ii)All stock options, restricted stock and deferred stock awards, including outstanding stock plan awards, and all other long-term incentive awards will be governed by the terms of the plans and programs and agreements and other documents under which the awards were granted; and

(iii)All deferral arrangements under Section 5(c) will be settled in accordance with the plans and programs governing the deferral, and all rights, if any, under the SERP and any other benefit plan shall be governed by such plans.

(b)Termination by the Bank Without Cause or Termination by Executive for Good Reason Prior to or More than Two Years After a Change in Control. The Employers may terminate the employment of Executive hereunder without Cause, if at the date of termination no Change in Control has occurred or such date of termination is at least two years after the most recent Change in Control, upon at least 60 days’ written notice to Executive. The foregoing notwithstanding, the Employers may elect, by written notice to Executive, to terminate Executive’s positions specified in Sections 1 and 3 and all other obligations of Executive and the Employers under Section 3 at a date earlier than the expiration of such 60-day period, if so specified by the Employers in the written notice, provided that Executive shall remain an employee of the Employers (with assigned duties as agreed to between the Employers and the Executive) for all other purposes of this Agreement, including for purposes of Sections 4 and 5, from such specified date until the expiration of such 60-day period. Executive may terminate his employment hereunder for Good Reason, prior to a Change in Control or after the second anniversary of the most recent Change in Control, upon 90 days’ written notice to the Employers; provided, however, that, if the Employers have corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not terminate his employment for Good Reason, and therefore Executive’s notice of termination will automatically become null and void. If the Good Reason event is not cured within such 30-day cure period, Executive’s employment shall terminate immediately upon the expiration of such cure period. At the time Executive’s employment is terminated by the Employers without Cause or by Executive for Good Reason (i.e., at the expiration of such applicable period), the Term will terminate, all remaining obligations of the Employers and Executive under Sections 1 through 5 of this Agreement will immediately cease (except for obligations which continue after termination of employment as expressly provided herein), and the Bank will pay Executive at the time specified in Section 7(d), and Executive will be entitled to receive, the following:

(i)Executive’s Compensation Accrued at Termination;

(ii)Cash in an aggregate amount equal to two and one-quarter (2.25) times the sum of (A) Executive’s Base Salary under Section 4(a) plus (B) an amount equal to the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination; provided, however, if the Executive becomes eligible for severance benefits under this Section 7(b) as a result of a termination of Executive’s employment without Cause or by the Executive for Good Reason, in each case, on or prior to April 30, 2018, then the severance benefit provided for in this clause (ii) shall be calculated based on a multiple of two and a half (2.5) rather than two and one-quarter (2.25). The amount determined to be payable under this Section 7(b)(ii) shall be payable in a lump sum;

(iii)In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a lump sum amount equal to the portion of annual incentive compensation that would have become payable in cash to Executive for that year if his employment had not terminated, based on performance actually achieved in that year (determined by the Committee following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

(iv)Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, and, in other respects, such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(v)All restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards shall vest as of the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; provided, however, that any award subject to performance-based vesting conditions shall vest based on actual performance, as determined following the conclusion of the applicable performance period;

(vi)All deferral arrangements under Section 5(c) will be settled in accordance with the plans and programs governing the deferral, and all rights, if any, under the SERP and any other benefit plan shall be governed by such plans; and

(vii)Upon termination of Executive’s employment hereunder, if Executive is not eligible for retiree coverage under the Health Plan or Medicare and provided that Executive shall be and remain in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive a lump sum amount equal on an after-tax basis to the Present Value of the total cost of medical coverage under the Health Plan that would have been incurred by both Executive and the Bank on behalf of Executive (and his spouse and eligible dependents, if any, for whom coverage had been provided under the Health Plan immediately prior to Executive’s termination of employment) from the date of Executive’s termination of employment to the date one and one-half years following the date of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year of Executive’s termination of employment. Such lump sum amount shall be calculated by an actuary selected by the Bank and paid in cash at the time specified in Section 7(d). Such amount shall not be subject to reduction or forfeiture by reason of any coverage for which Executive may thereafter become eligible by reason of subsequent employment or otherwise. In addition, provided that Executive shall be and remain in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive at the time specified in Section 7(d) a lump sum amount equal on an after-tax basis to the Present Value of the sum of (A) the amount that Executive and the Bank would have paid, had he remained employed, for coverage under the Bank’s group long-term disability policy from the date of Executive’s termination of employment until the 27-month anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred; and (B) the amount that Executive and the Bank would have paid to continue Executive’s group life insurance coverage, had he remained employed, from the date of Executive’s termination of employment until the 27-month anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred.

If any payment or benefit under this Section 7(b) is based on Base Salary or other level of compensation or benefits at the time of Executive’s termination, and if a reduction in such Base Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(b).
(c)Termination by the Bank Without Cause or Termination by Executive for Good Reason Within Two Years After a Change in Control. The Bank may, subject to Section 7(e) below, terminate the employment of Executive hereunder without Cause, simultaneously with or within two years after a Change in Control, upon at least 60 days’ written notice to Executive. The foregoing notwithstanding, the Employers may elect, by written notice to Executive, to terminate Executive’s positions specified in Sections 1 and 3 and all other obligations of Executive and the Employers under Section 3 at a date earlier than the expiration of such 60-day notice period, if so specified by the Employers in the written notice, provided that Executive shall remain an employee of the Employers (with assigned duties as agreed to between the Employers and Executive) for all other purposes of this Agreement, including for purposes of Sections 4 and 5, from such specified date until the expiration of such 60-day period. Executive may terminate his employment hereunder for Good Reason, simultaneously with or within two years after a Change in Control, upon 90 days’ written notice to the Employers; provided, however, that, if the Employers have corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not terminate his employment for Good Reason, and therefore Executive’s notice of termination will automatically become null and void. If the Good Reason event is not cured within such 30-day cure period, Executive’s employment shall terminate immediately upon the expiration of such cure period. At the time Executive’s employment is terminated by the Employers or by Executive for Good Reason (i.e., at the expiration of such applicable period), the Term will terminate, all remaining obligations of the Employers and Executive under Sections 1 through 5 of this Agreement will immediately cease (except for obligations which continue after termination of employment as expressly provided herein), and the Bank will pay Executive at the time specified in Section 7(d), and Executive will be entitled to receive, the following

(i)Executive’s Compensation Accrued at Termination;

(ii)Cash in an aggregate amount equal to three times the sum of (A) Executive’s Base Salary under Section 4(a) immediately prior to termination plus (B) an amount equal to the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination. The amount determined to be payable under this Section 7(c)(ii) shall be paid by the Bank in a lump sum;

(iii)In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a lump sum amount equal to the portion of Executive’s annual target incentive compensation potentially payable in cash to Executive for the year of termination, multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

(iv)Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, and any such options granted on or after the Effective Date shall remain outstanding and exercisable until the stated expiration date of the option as though Executive’s employment did not terminate, and, in other respects, such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

(v)Any performance objectives upon which the earning of performance-based restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards is conditioned shall be deemed to have been met at target level at the date of termination, and restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards (to the extent then or previously earned, in the case of performance-based awards) shall become fully vested and non-forfeitable at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)All deferral arrangements under Section 5(c) will be settled in accordance with the plans and programs governing the deferral, and all rights, if any, under the SERP and any other benefit plan shall be governed by such plans; and

(vii)Upon termination of Executive’s employment hereunder, if Executive is not eligible for retiree coverage under the Health Plan or Medicare and provided that Executive shall be and remain in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive a lump sum amount equal on an after-tax basis to the Present Value of the total cost of medical coverage under the Health Plan that would have been incurred by both Executive and the Bank on behalf of Executive (and his spouse and eligible dependents, if any, for whom coverage had been provided under the Health Plan immediately prior to Executive’s termination of employment) from the date of Executive’s termination of employment until the third anniversary of such date, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year of Executive’s termination of employment. Such lump sum amount shall be calculated by an actuary selected by the Bank and paid in cash at the time specified in Section 7(d). Such amount shall not be subject to reduction or forfeiture by reason of any coverage for which Executive may thereafter become eligible by reason of subsequent employment or otherwise. In addition, provided that Executive shall be and remain in compliance with the conditions set forth in Section 10, the Bank shall pay to Executive at the time specified in Section 7(d) a lump sum amount equal on an after-tax basis to the Present Value of the sum of (A) the amount that Executive and the Bank would have paid, had he remained employed, for coverage under the Bank’s group long-term disability policy from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred; and (B) the amount that Executive and the Bank would have paid to continue Executive’s group life insurance coverage, had he remained employed, from the date of Executive’s termination of employment until the third anniversary of Executive’s termination of employment, calculated on the assumption that the cost of such coverage would remain unchanged from that in effect for the year in which Executive’s termination occurred.

If any payment or benefit under this Section 7(c) is based on Base Salary or other level of compensation or benefits at the time of Executive’s termination, and if a reduction in such Base Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(c).
(d)Other Terms Relating to Certain Terminations of Employment; Reimbursements; Section 409A Exemptions; Delayed Payments under Section 409A.

(i)Whether the Executive has had a termination of employment shall be determined on the basis of all relevant facts and circumstances and with reference to Treasury Regulations Section 1.409A-1(h).

(ii)Whether a termination is deemed to be at or within two years after a Change in Control for purposes of Sections 7(b) or (c) is determined at the date of termination, regardless of whether the Change in Control had occurred at the time a notice of termination was given. In the event Executive’s employment terminates for any reason set forth in Section 7(a) through (c) (other than termination for Cause), Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7 (except in the case of annual incentives in lieu of which amounts are paid hereunder).

(iii)Amounts payable under this Section 7 following Executive’s termination of employment, other than those expressly payable on a deferred basis, will be paid in the payroll period next following the payroll period in which termination of employment occurs except as otherwise provided in this Section 7.

(iv)Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(A)the amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of Executive;

(B)the reimbursement of any expense shall be made each calendar quarter not later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date);

(C)the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

In addition, with respect to any reimbursement made under Section 6(a)(vi) for expenses for medical coverage purchased by Executive’s spouse, any such reimbursement made during the period of time Executive’s spouse (or eligible dependents, if any) would be entitled to continuation coverage under the Health Plan pursuant to COBRA if

Executive’s spouse (or eligible dependents, if any) had elected such coverage and paid the applicable premiums shall be exempt from Section 409A of the Code and the six-month delay in payment described below pursuant to Section 1.409A-1(b)(9)(v)(B) of the Treasury Regulations.
(v)Executive’s right to any payments under this Agreement shall be treated as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Regulations.

(vi)Any tax gross-up payments made under this Agreement, within the meaning provided by Section 1.409A-3(i)(1)(v) of the Regulations, shall be made by the end of Executive’s taxable year next following Executive’s taxable year in which he remits the related taxes (unless this Agreement specifically provides for payment by an earlier date).

(vii)It is intended that payments made under this Agreement due to Executive’s termination of employment which are paid on or before the 15th day of the third month following the end of Executive’s taxable year in which his termination of employment occurs shall be exempt from compliance with Section 409A of the Code pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations (the “Exempt Short-Term Deferral Payments”); and that payments under this Agreement, other than Exempt Short-Term Deferral Payments, that are made on or before the last day of the second taxable year following the taxable year in which Executive terminates employment in an aggregate amount not exceeding two times the lesser of: (A) the sum of Executive’s annualized compensation based on his annual rate of pay for the taxable year preceding the taxable year in which he terminates employment (adjusted for any increase during that year that was expected to continue indefinitely if he had not terminated employment); or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for payments under a separation pay plan as set forth in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. If, under the terms of this Agreement, it is possible for a payment that is subject to Section 409A to be made in two separate taxable years, payment shall be made in the later taxable year.

(viii)Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Executive’s employment which are subject to Section 409A of the Code shall be delayed for six months following such termination of employment if Executive is a Specified Employee on the date of his termination of employment. Any payment or reimbursement due within such six-month period shall be delayed to the end of such six-month period. The Bank will adjust the payment or reimbursement to reflect the deferred payment date by multiplying the payment or reimbursement by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment or reimbursement would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment or reimbursement was delayed and the denominator of which is 365. In the event of a reimbursement that is required by other terms of this Agreement to be made on an after-tax basis and which is subject to the six-month delay provided herein, the reimbursement as adjusted in accordance with this Section 7(d) to reflect the deferred payment date shall be paid to Executive on an after-tax and fully grossed-up basis so that Executive is held economically harmless. The Bank will pay the adjusted payment or reimbursement at the beginning of the seventh month following Executive’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this Section 7(d) is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code and the Treasury Regulations thereunder. In the event of Executive’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Executive’s death occurs.

8.	Definitions.

(a)“Cause.” For purposes of this Agreement, “Cause” shall mean:

(i)engaging in any act or acts of dishonesty or morally reprehensible conduct or committing any act or acts that constitute a felony, whether or not relating to the Employers or their affiliates;

(ii)attempting to obtain personal gain, profit or enrichment at the expense of the Employers or their affiliates, or from any transaction in which Executive has an interest which is adverse to the interest of the Employers or their affiliates, unless Executive shall have obtained the prior written consent of the Chairman of the Boards;

(iii)willful and continued failure to perform the reasonable duties assigned to Executive within the scope of Executive’s responsibilities hereunder, the reasonable policies, standards or regulations of the Employers or their affiliates as the same shall from time to time exist, provided Executive shall have received at least one written notice in writing from the Boards of such failure and such failure shall continue or recur 10 or more days after such notice;

(iv)acting in a manner that Executive intends, believes or reasonably should foresee to be materially detrimental or damaging to the Employers’ or their affiliates’ reputation, business operations or relations with their employees, suppliers or customers; or

(v)committing any material breach of this Agreement or any other written agreement between Executive and either the Employers or their affiliates.
To the extent that the Boards wish to terminate the Executive for Cause and the action or actions giving rise to Cause may be cured by the Executive, the Boards will provide the Executive a thirty (30) day period within which he may cure such action or actions and avoid a termination for Cause.
(b)“Change in Control.” For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if, during the Term:

(i)the Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result, with respect to the Company, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by “Persons” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who were stockholders of the Company immediately before the merger or consolidation;

(ii)any Person (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Employers), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the resulting corporation representing 50% or more of the combined voting power of the resulting corporation’s then-outstanding securities;

(iii)during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections (8)(b)(i), (ii) or (iv) hereof, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s securities) whose election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iv)the (A) consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets or (B) stockholders of the Company approve a plan of complete liquidation of the Company.

(c)“Compensation Accrued at Termination.” For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)The unpaid portion of annual Base Salary, at the date of Executive’s termination of employment, pro-rated through such date of termination, payable in a lump sum at the time specified in Section 6(b) or 7(d) as the case may be;

(ii)All vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b), 5(a) and 5(b) hereof (including any earned and vested annual incentive compensation payable but which remains unpaid for the year prior to the Executive’s termination of employment and long-term incentive award) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 5(e), in accordance the Company’s reimbursement policies as in effect at the date of such termination, and payable in accordance with Section 7(d).

(d)“Disability.” For purposes of this Agreement, “Disability” shall have the meaning ascribed to it by Section 409A of the Code and the Regulations.

(e)“Good Reason.” For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances provided that Executive shall have given notice of such circumstance(s) to the Bank within a period not to exceed 90 days of the initial existence of such circumstance(s) and the Bank shall not have remedied such circumstance(s) within 30 days after receipt of such notice:

(i)the assignment to Executive of duties materially inconsistent with Executive’s position and status as Chief Executive Officer, or an alteration, materially adverse to Executive, in Executive’s position and status as Chief Executive Officer or in the nature of Executive’s duties, responsibilities, and authorities or conditions of Executive’s employment from those relating to Executive position and status as Chief Executive Officer (excluding changes in assignments permitted under Section 3); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, Retirement, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii)(A) a material reduction by the Bank in Executive’s Base Salary, (B) the setting of Executive’s annual target incentive opportunity or payment of earned annual incentive not in material conformity with Section 4 hereof, (C) a change in compensation or benefits not in material conformity with Section 5, or (D) a material reduction, after a Change in Control, in perquisites from the level of such perquisites as in effect immediately prior to the Change in Control or as the same may have been increased from time to time after the Change in Control, except for across-the-board perquisite reductions similarly affecting all senior executives of the Bank and all senior executives of any Person in control of the Company;

(iii)the relocation of the principal place of Executive’s employment to a site that is outside of a fifty mile radius of his principal place of employment prior to such relocation; for this purpose, required travel on the Bank’s business will not constitute a relocation so long as the extent of such travel is substantially consistent with Executive’s customary business travel obligations in periods prior to the Effective Date;

(iv)the failure by the Bank to pay to Executive any material portion of Executive’s compensation or to pay to Executive any material portion of an installment of deferred compensation under any deferred compensation program of the Bank within a reasonable time after the date such compensation is due;

(v)the failure by the Bank to continue in effect any material compensation or benefit plan in which Executive participated immediately prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Bank to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of compensation or benefits provided and the level of Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(vi)the failure of the Bank to obtain a satisfactory agreement from any successor to either Employer to fully assume the Bank’s and the Company’s obligations and to perform under this Agreement, as contemplated in Section 12(b) hereof, in a form reasonably acceptable to Executive; or

(vii)any other failure by the Employers to perform any material obligation under, or breach by the Employers of any material provision of, this Agreement; provided, however, that a forfeiture under Section 10(f), (g), or (h) shall not constitute “Good Reason.”

(f)“Potential Change in Control.” For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if, during the Term:

(i)the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(ii)any Person (including the Company) publicly announces a reasonable intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii)the Boards adopt a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(g)“Present Value.” For purposes of this Agreement, “Present Value” shall be calculated on the basis of the discount rate set forth in the Bank’s qualified retirement plan for the determination of lump sum payments or, if the Bank’s qualified retirement plan is terminated, the discount rate that would apply for the determination of lump sum payments had the qualified retirement plan not been terminated.

(h)“Retirement.” For purposes of this Agreement, “Retirement” shall mean a termination of employment, at the election of Executive, on or after age 65. Notwithstanding the foregoing, if events exist that would give either Employer grounds to terminate the Executive’s employment for Cause, then the Executive shall not be eligible for any “Retirement” treatment or benefits hereunder

(i)“Specified Employee.” For purposes of this Agreement, a “Specified Employee” shall mean an employee of the Bank, at a time when any stock of the Company is publicly traded on an established securities market or otherwise, who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Treasury Regulations Section 1.409A-1(i)(6).

9.	Limitation on Change in Control Payments.

In the event that:
(a)the aggregate payments or benefits to be made to Executive pursuant to this Agreement, together with other payments and benefits which Executive has a right to receive from the Employers, which are deemed to be parachute payments as defined in Section 280G of the Code (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code; and

(b)if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times Executive’s “base amount,” as determined in accordance with said Section 280G, and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (A) the amount of tax required to be paid by Executive by Section 4999 of the Code and further minus (B) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The reduction required hereby among the Termination Benefits shall be allocated to the payments and benefits set forth in Sections 7(b) and 7(c), as applicable, in the following order until the reduction is fully accomplished: Subsection (ii), (iii) and (viii) of Sections 7(b) and 7(c), as applicable. If, however, the reduction cannot be fully accomplished after using the order in the prior sentence, the reduction shall be allocated to any other remaining payments or benefits, with the payments to be reduced in reverse chronological order such that the last payments to be made to you will be reduced first until the reduction is fully accomplished. For purposes of this Section 9, (i) no portion of any post-termination payments and benefits, the receipt or enjoyment of which the Executive shall have waived in writing prior to the date of payment shall be considered a Termination Benefit, (ii) no portion of any post-termination payments and benefits shall be taken into account which in the opinion of the Company’s tax counsel does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and (iii) the Termination Benefits shall be reduced only to the extent necessary so that the Termination Benefits (other than those referred to in clauses (i) and (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to excise tax, in the opinion of the Company’s tax counsel.

10.	Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement; Certain Forfeitures.

(a)Non-Competition. In consideration for the compensation and benefits provided under this Agreement, including without limitation, the compensation and benefits provided under Section 7(c), without the consent in writing of the Boards, Executive will not, at any time during the Term and for a period of two years following termination of Executive’s employment for any reason, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business of any savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, or other institution engaged in the business of accepting deposits or making loans, or any direct or indirect subsidiary or affiliate of any such entity, that conducts business in any county in which either Employer maintains an office as of Executive’s date of termination or had plans to open an office within six months after Executive’s date of termination; (ii) induce any customers of the Bank or any of its affiliates with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Bank, to curtail or cancel their business with the Bank or any such affiliate; (iii) induce, or attempt to influence, any employee of the Bank or any of its affiliates to terminate employment; or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous twelve months was an employee of the Bank or any affiliate; provided, however, that activities engaged in by or on behalf of the Bank are not restricted by this covenant. The provisions of subparagraphs (i), (ii), (iii), and (iv) above are separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 10(a).

(b)Non-Disclosure; Ownership of Work. Executive shall not, at any time during the Term and thereafter (including following Executive’s termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Employers, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Employers and their affiliates and customers so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, upon termination of employment for any reason, Executive will return to the Employers or their affiliates all documents and other media containing information belonging or relating to the Employers or their affiliates.

(c)Cooperation With Regard to Litigation. Executive agrees to cooperate with the Employers, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Employers or any subsidiary or affiliate of the Employers, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Employers, or any subsidiary or affiliate of the Employers, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Boards or their representatives or counsel, or representatives or counsel to the Employers, or any subsidiary or affiliate of the Employers, as requested. The Bank agrees to reimburse Executive, on an after tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 7(d) of this Agreement but not later than the last day of the year in which the expense was incurred.

(d)Non-Disparagement. Executive shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Employers or any of their subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.

(e)Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 6 and 7 herein (other than Compensation Accrued at Termination), that he will execute a general release agreement, in a form satisfactory to the Employers, releasing any and all claims arising out of Executive’s employment other than enforcement of this Agreement and rights to indemnification under any agreement, law, Employer organizational document or policy, or otherwise. The Bank will provide Executive with a copy of such release simultaneously with or as soon as administratively practicable following the delivery of the notice of termination provided in Sections 6 and 7 of this Agreement, but not later than 21 days before (45 days before if Executive’s termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Executive’s termination of employment. Executive shall deliver the executed release to the Bank eight days before the date provided in Section 7(d) of this Agreement for the payment of the termination payments and benefits payable under Sections 6 and 7 of this Agreement.

(f)Forfeiture of Compensation. The provisions of Sections 6 and 7 notwithstanding, if Executive willfully and materially fails to substantially comply with any restrictive covenant under this Section 10 or willfully and materially fails to substantially comply with any material obligation under this Agreement, Executive shall be obligated promptly to refund the severance payments and benefits received by Executive pursuant to Sections 6 and 7, with any equity awards for which the vesting was accelerated as a result of Executive’s termination of employment and which remain outstanding to be forfeited by the Executive and for any equity awards for which vesting was accelerated as a result of Executive’s termination of employment but which the Executive no longer retains (including any shares acquired upon the vesting of equity awards), the value to be repaid to be determined based on the fair market value of such equity awards or shares as of the date of termination. The Employers may take appropriate legal action to seek to recover any severance payments and benefits from Executive or his estate. Notwithstanding the foregoing, Executive shall not be required to repay Executive severance payments and benefits unless and until there shall have been delivered to him, within six months after the Boards (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Boards (excluding Executive) at a meeting of the Boards called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Boards) finding that, in the good faith opinion of the Boards, Executive has engaged and continues to engage in conduct set forth in this Section 10 which constitutes grounds for forfeiture of Executive’s severance payments and benefits.

(g)Forfeiture of Certain Bonuses and Profits. Executive acknowledges and agrees that all compensation and benefits payable or otherwise provided under this Agreement are subject to forfeiture and recoupment, may be modified, may be cancelled without payment and/or a demand for repayment of such compensation and benefits may be made upon the Executive on the basis of: (a) any provision of the forfeiture and recoupment policies of the Employers in effect prior to the date of the Executive’s termination or (b) if such compensation or benefits are required to be forfeited or repaid to the Employers pursuant to applicable law or regulatory requirements as in effect from time to time. Without limiting the generality of the foregoing, if the Boards or any appropriate committee thereof determines that any fraud or intentional misconduct by the Executive was a significant contributing factor to the Employers having to restate all or a portion of their financial statements, the Boards or such committee may require reimbursement of any bonus or incentive compensation paid to the Executive, cause the cancellation of outstanding equity awards, and seek reimbursement of any gains realized by the Executive on the exercise of stock options, in each case to the extent that (i) the amount of the compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a restatement and (ii) the amount of the compensation that would have been awarded had the financial results been properly reported would have been lower than the amount actually awarded.

(h)Forfeiture Due to Regulatory Restrictions. Anything in this Agreement or the SERP to the contrary notwithstanding, (i) any payments made pursuant to this Agreement or the SERP shall be subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder; and (ii) payments contemplated to be made by the Bank pursuant to this Agreement or the SERP shall not be immediately payable to the extent such payments are barred or prohibited by an action or order issued by the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation.

(i)Protected Rights. Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employers. Nothing in this Agreement shall limit Executive’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(j)Survival. The provisions of this Section 10 shall survive the termination of the Term and any termination or expiration of this Agreement.

11.	Governing Law; Disputes.

(a)Governing Law. This Agreement and the rights and obligations of the Employers and Executive are governed by and are to be construed, administered, and enforced in accordance with the laws of the State of Connecticut, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted therefrom. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion thereof. If any court determines that any provision of Section 10 of this Agreement is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the applicable Treasury Regulations so as not to subject Executive to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Bank shall have no right to accelerate or make any payment under this Agreement except to the extent such action would not subject Executive to the payment of any tax penalty or interest under Section 409A of the Code. If all or a portion of the benefits and payments provided under this Agreement constitute taxable income to Executive for any taxable year that is prior to the taxable year in which such payments and/or benefits are to be paid to Executive as a result of the Agreement’s failure to comply with the requirements of Section 409A of the Code and the Regulations, the applicable payment or benefit shall be paid immediately to Executive to the extent such payment or benefit is required to be included in income. If Executive becomes subject to any tax penalty or interest under Section 409A of the Code by reason of this Agreement, upon reasonable notice to the Bank regarding such tax penalty or interest, the Bank shall reimburse Executive on a fully grossed-up and after-tax basis for any such tax penalty or interest (so that Executive is held economically harmless) ten business days prior to the date such tax penalty or interest is due and payable by Executive to the government.

(b)Reimbursement of Expenses in Enforcing Rights. Following a Change of Control and upon submission of invoices, the Bank shall promptly pay or reimburse all reasonable costs and expenses (including fees and disbursements of counsel and pension experts) incurred by Executive or Executive’s surviving spouse in seeking to interpret this Agreement or enforce rights pursuant to this Agreement or in any proceeding in connection therewith brought by Executive or Executive’s surviving spouse, whether or not Executive or Executive’s surviving spouse is ultimately successful in enforcing such rights or in such proceeding; provided, however, that no reimbursement shall be owed with respect to expenses relating to any unsuccessful assertion of rights or proceeding if and to the extent that such assertion or proceeding was initiated or maintained in bad faith or was frivolous, as determined in accordance with Section 11(c) or a court having jurisdiction over the matter. Any such payment or reimbursement shall be made on an after-tax basis each calendar quarter for all costs and expenses actually incurred as provided in this Section 11(b) and in accordance with the provisions of Section 7(d) of this Agreement, but not later than the last day of the year in which the expense was incurred.

(c)Dispute Resolution.

(i)Negotiation. The Employers and Executive shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Chairman of the Board of Directors of the Bank and Executive. Any party may give the other party written notice of any dispute in accordance with the notice procedures set forth in Section 12(d). Within 15 days after delivery of the notice, the receiving party shall submit to the other, in accordance with the notice procedures set forth in Section 12(d), a written response. The notice and response shall include a statement of that party’s position and summary of arguments supporting that position. Within 30 days after delivery of the initial notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause (i) are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(ii)Mediation. If the dispute has not been resolved by negotiation as provided herein within 45 days after delivery of the initial notice of negotiation, or if the parties failed to meet within 30 days after delivery, the parties shall endeavor to settle the dispute by mediation under the CPR Mediation Procedure then currently in effect; provided, however, that if one party fails to participate in the negotiation as provided herein, the other party can initiate mediation prior to the expiration of the 45 days. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

(iii)Arbitration. Any dispute arising under or in connection with this Agreement which has not been resolved by mediation as provided herein within 45 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three independent and impartial arbitrators, of whom each party shall designate one and the third will be selected by the other two arbitrators; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Hartford, Connecticut. For purposes of entering any judgment upon an award rendered by the arbitrators, the Employers and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Connecticut, (ii) any of the courts of the State of Connecticut, or (iii) any other court having jurisdiction. The Employers and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 11(b) of this Agreement, the Bank shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 11(c) in accordance with the provisions of Section 7(d) of this Agreement, but not later than the last day of the year in which the expense was incurred. Notwithstanding any provision in this Section 11(c), Executive shall be entitled to seek specific performance of Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(d)Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 11 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Bank, except as otherwise provided in Sections 5(i), 6(b) and 7(d) of this Agreement (concerning interest payable with respect to certain delayed payments that are subject to Section 409A of the Code).

12.	Miscellaneous.

(a)Integration. This Agreement cancels and supersedes any and all prior employment agreements and understandings between the parties hereto with respect to the employment of Executive by the Employers, any parent or predecessor company, and the Employers’ subsidiaries during the Term (including, without limitation, the “Prior Agreement”), except for contracts relating to compensation under executive compensation and employee benefit plans of the Bank. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under any prior agreements and understandings (including, without limitation, the “Prior Agreement”) or under any benefit or compensation plan of the Bank which are in effect.

(b)Successors; Transferability. The Employers shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place.

As used in this Agreement, “Bank” and “Company” shall mean the Bank and the Company respectively as hereinbefore defined and any successor to its or their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Employers in which the corporate existence of the Employers, as the case may be, continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Employers may transfer and assign this Agreement and the Employers’ rights and obligations hereunder. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 12(c).
(c)Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

(d)Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

      If to the Employers:
      UNITED BANK
      225 Asylum St.
      Hartford, CT 06103
      Attn: Chair, Compensation Committee

      If to Executive:
      Most recent address on file with the Bank

      If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

(e)Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

(f)Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

(g)No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

(h)No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment, and any compensation or benefits received from any other employment of Executive shall not mitigate or reduce the obligations of the Employers or the rights of Executive hereunder.

(i)Offsets; Withholding. The amounts required to be paid by the Bank to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Bank by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 6 and 7, or otherwise by the Bank, will be subject to withholding to satisfy required withholding taxes and other required deductions.

(j)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Employers and their successors and assigns.

(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(l)162(m). The Executive acknowledges that the Company, a public company, should be cognizant of and attempt to have compensation practices consistent with best practices. Compliance with 162(m) of the Internal Revenue Code concerning the income tax deductibility of incentive compensation to Company executives is one such area that the Company intends to consider with the involvement of Executive in the future. Accordingly, notwithstanding anything to the contrary in this Agreement, Executive agrees that in the event any terms of this Agreement concerning incentive compensation are inconsistent with the terms of incentive plans adopted by the Company during the Term that are in compliance with 162(m), then the terms of such adopted incentive plans shall control.

13.	Indemnification.

All rights to indemnification by the Employers now existing in favor of Executive with respect to his services as an officer and director of the Employers and as provided in the Employers’ Certificate of Incorporation or By-laws or pursuant to other agreements in effect on or immediately prior to the Effective Date shall continue in full force and effect from the Effective Date (including all applicable periods after the expiration of the Term), and the Employers shall also advance expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law and in accordance with Section 7(d); provided, however, that any determination required to be made with respect to whether Executive’s conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Employers’ Certificate of Incorporation, By-laws, or other agreement shall be made by independent counsel mutually acceptable to Executive and the Company (except to the extent otherwise required by law). After the date hereof, the Employers shall not amend their Certificate of Incorporation or By-laws or any agreement in any manner which adversely affects the rights of Executive to indemnification thereunder, except to the extent otherwise required by law. Any provision contained herein notwithstanding, this Agreement shall not limit or reduce any rights of Executive to indemnification pursuant to applicable law. In addition, the Company will maintain directors’ and officers’ liability insurance in effect and covering acts and omissions of Executive during the Term and for a period of six years thereafter on terms substantially no less favorable than those in effect on the Effective Date.

[Signature Page Follows]

     IN WITNESS WHEREOF, Executive has hereunto set his hand and the Employers have each caused this instrument to be duly executed this 20th day of November, 2017.

UNITED BANK

By: /s/ Kristen A. Johnson
Name: Kristen Johnson
Chairman, Compensation Committee

UNITED FINANCIAL BANCORP, INC.

By: /s/ Kristen A. Johnson
Name: Kristen Johnson
Chairman, Compensation Committee

/s/ William H.W. Crawford, IV
William H.W. Crawford, IV